Exhibit 99.1

CHYRON REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER
AND FIRST SIX MONTHS OF 2012

MELVILLE, N.Y. - August 9, 2012 - Chyron (NASDAQ:  CHYR), a leading provider of Graphics as a Service for on air, online and mobile applications, today announced its financial results for the second quarter and six months ended June 30, 2012.

Second Quarter and First Six Months 2012 Financial Summary
●	Total revenues of $7.7 million for the second quarter of 2012 as compared to $9.4 million for the prior year’s second quarter and $7.9 million for the first quarter of this year.
●
North American revenues of $5.2 million for the second quarter versus $7.1 million in last year’s second quarter, which included a one-time order of $2.0 million that was not duplicated in this year’s second quarter.  Excluding that order, North American revenues were basically flat;

●	Revenues derived from other international regions of $2.5 million for the second quarter as compared to $2.3 million in last year’s second quarter;
●	Revenues of $15.6 million for the first six months of this year as compared to $16.0 million for the comparable prior year period;
●
Operating loss of $1.1 million for the second quarter, as compared to an operating profit of $0.2 million for the prior year’s second quarter and an operating loss of $1.1 million for the first quarter of this year;

●	Operating loss of $2.2 million for the first six months of this year as compared to an operating loss of $0.6 million for the comparable prior year period;
●	Net loss of $0.6 million for the second quarter, as compared to net income of $0.1 million for the prior year’s second quarter and a net loss of $1.0 million for the first quarter of this year;
●	Net loss of $1.6 million for the first six months of this year as compared to a net loss of $0.4 million for the comparable prior year period.

Michael Wellesley-Wesley, Chyron President and CEO, said, “While the financial results of the second quarter did not meet our expectations, we expect that the second half of the year will produce improved operational and financial results. Last year’s second quarter benefitted from a one-time $2.0 million order from a major customer that we had anticipated would not be duplicated in this year’s second quarter. Excluding that order, North American revenues were flat second quarter of this year over second quarter of last year.  That notwithstanding, we expected to generate higher product revenues during the quarter. The biggest impact was less than anticipated sales in our North American markets combined with the ongoing softness in Europe. We believe that purchasing managers are reacting to the potential for a second leg of the recession and becoming more conservative in their purchasing decisions.  We experienced satisfactory revenue growth in Latin America and Asia where revenues grew 32% and 361%, respectively.”

Mr. Wellesley-Wesley concluded, “All told, we remain positive that our strategic plan will generate the long-term consistent results that we expect. While this was clearly a difficult quarter, the financial underpinnings of the company remain strong.  We remain committed to driving innovation with the appropriate funding to develop our next generation of products for the rapidly evolving broadcast and media industries that we serve. There are new opportunities to grow our business and we are dedicated to maintaining our position as one of the leaders in this industry segment.”

Second Quarter 2012 Financial Results

Revenues for the second quarter decreased 19% to $7.7 million as compared to $9.4 million in the second quarter of 2011.  Revenues of $9.4 million for the second quarter of 2011 were the highest of any quarter in the past fifteen quarters, and included a $2 million sale in North America that was not repeated in this year’s second quarter.  Excluding that order, North America revenues were essentially flat for the second quarter as compared to last year’s second quarter.  Revenues from other international regions were $2.5 million in the second quarter as compared to $2.3 million in last year’s second quarter.  A decline in Europe, Middle East and Africa revenues was more than offset by increased revenues in Latin America and Asia where revenues increased 32% and 361%, respectively, in this year’s versus last year’s second quarters.

Service revenues, which include revenues from the Company’s Axis cloud-based graphics service, systems hardware and software maintenance agreements, software training, creative services and systems commissioning were $1.9 million as compared to $2.0 million in the comparable quarter last year. Second quarter Axis revenues increased 7% and maintenance agreements revenues increased 20%, but other services revenues decreased primarily due to a decline in creative services revenues.  Service revenues as a percentage of total revenues for the second quarter of 2012 were 25% as compared to 21% in the prior year’s second quarter. Product revenues for the second quarter were $5.8 million as compared to $7.4 million in the comparable quarter of 2011. Product revenues were 75% of second quarter total revenues as compared to 79% in the prior year’s second quarter.

Gross profit margin for the second quarter was 69.2%, down only slightly from 69.6% for last year’s second quarter, primarily due to differences in product mix.  Operating expenses for the second quarter were $6.4 million compared to $6.3 million in the comparable quarter of 2011.  A 17% increase in Research & Development to $1.9 million and a 9% increase in Sales and Marketing to $3.5 million were mostly offset by a 33% decrease in General and Administrative expenses to $1.0 million for the second quarter of this year versus last year.

The Company had an operating loss of $1.1 million for the second quarter of 2012 compared to an operating profit of $0.2 million in the second quarter of 2011.

Net loss for the second quarter was $0.6 million or $(0.04) per basic and diluted share, as compared to net income of $0.1 million, or $0.01 per basic share and $0.00 per diluted share in the second quarter of 2011.

Six Month Results

For the first half ended June 30, 2012 total revenues were $15.6 million, a 3% decline from last year’s first half.

Service revenues for the first half were $4.0 million, a 13% increase over the prior year’s first half. Axis revenues increased 8% and maintenance agreements revenues increased 22%, but other services revenues decreased primarily due to a decline in creative services revenues.  Product revenues for the first half were $11.6 million, a 7% decline compared to the first half of 2011.  Product revenues represented 74% and service revenues 26% of total revenues for the first half of this year as compared to 78% and 22%, respectively, for the first half of last year.

Gross profit margin for the first half was 69.8%, the same as for the comparable prior year period. Operating expenses of $13.0 million for the first half of this year increased by 10% versus last year’s first half.  Increases of 18% in R&D expenses to $3.9 million and 19% in Sales and Marketing expenses to $7.0 million were somewhat offset by a 19% decline in General and Administrative expenses to $2.2 million.

The Company had an operating loss of $2.2 million for the first half of 2012 as compared to an operating loss of $0.6 million in the first half of 2011.

Net loss for the first half was $1.6 million or $(0.09) per basic and diluted share, as compared to a net loss of $0.4 million, or $(0.02) per basic and diluted share in the first half of 2011.

Conference Call and Webcast: Second Quarter Financial Results

 Chyron management will host a conference call on Thursday, August 9, 2012, at 10:00 a.m. eastern time, to review the second quarter ended June 30, 2012 results. Participants using the telephone should dial 877-556-5248 (U.S. and Canada) or 720-545-0029 (International) and refer to conference code 14208078. Web participants are encouraged to go to http://investor.chyron.com or www.earnings.com. A telephonic replay will be available for anyone unable to participate on the live call. To access the replay, call 855-859-2056 (U.S. and Canada) or 404-537-3406 (International) and enter conference code 14208078. The replay will be available from 1:00 p.m. eastern time on August 9, 2012, until September 9, 2012.

About Chyron

Chyron (NASDAQ: CHYR) is a leading provider of Graphics as a Service for on-air and digital video applications including newsrooms, studios, sports broadcasting facilities, and corporate video environments. An Emmy® Award-winning company whose products have defined the world of digital and broadcast graphics, Chyron’s graphics solutions include the Axis World Graphics online content creation software and order management system, on-air graphics systems, clip servers, channel branding, and graphics asset management solutions, all of which may be incorporated into the company’s BlueNet™ end-to-end graphics workflow. More information about Chyron products and services is available on the company websites: www.chyron.com and www.axisgraphics.tv. The company’s investor relations information is at www.chyron.com via the “Investors” link.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) our expectation that the second half of the year will produce improved operational and financial results, (ii) our belief that purchasing managers are reacting to the potential for a second leg of the recession and are becoming more conservative in their purchasing decisions, (iii) our belief that our strategic plan will generate the long-term consistent results that we expect, (iv) our expectation that the financial underpinnings of the company remain strong, and (v) our belief that there are new opportunities to grow our business. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:  current and future economic conditions that may adversely affect our business and customers; our revenues and profitability may fluctuate from period to period and therefore may fail to meet expectations, which could have a material adverse effect on our business, financial condition and results of operations; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our Axis online graphics creation solution or to develop other new  products and services; our ability to generate sales and profits from our Axis online graphics services, workflow and asset management solutions; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; new product and service introductions by competitors; challenges associated with expansion into new markets; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Product revenues	$5,771	$7,429	$11,573	$12,464
Service revenues	1,913	2,001	3,988	3,546
Total revenues	7,684	9,430	15,561	16,010
Gross profit	5,319	6,564	10,861	11,172
Operating expenses:
Selling, general and administrative	4,479	4,683	9,164	8,557
Research and development	1,929	1,644	3,860	3,263
Total operating expenses	6,408	6,327	13,024	11,820
Operating income (loss)	(1,089)	237	(2,163)	(648)
Interest and other income (expense), net	(17)	(9)	(15)	13
Income (loss) before taxes	(1,106)	228	(2,178)	(635)
Income tax (expense) benefit, net	476	(144)	597	282
Net income (loss)	$(630)	$84	$(1,581)	$(353)
Net income (loss) per common share -
Basic	$(0.04)	$0.01	$(0.09)	$(0.02)
Diluted	$(0.04)	$0.00	$(0.09)	$(0.02)
Weighted average number of common and common equivalent shares outstanding:
Basic	16,898	16,437	16,852	16,325
Diluted	16,898	16,929	16,852	16,325

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)
	June 30,	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$2,756	$4,216
Accounts receivable, net	5,629	5,727
Inventories, net	2,021	2,132
Deferred taxes	2,590	2,508
Other current assets	862	792
Total current assets	13,858	15,375
Deferred taxes	16,532	15,994
Goodwill and intangible assets, net	2,674	2,724
Other non-current assets	1,674	1,713
Total assets	$34,738	$35,806
Liabilities and shareholders' equity:
Current liabilities	$7,680	$8,006
Non-current liabilities	3,984	3,758
Total liabilities	11,664	11,764
Shareholders' equity	23,074	24,042
Total liabilities and shareholders' equity	$34,738	$35,806

Source: Chyron Corporation

Investor Relations
Lytham Partners, LLC
Joe Diaz, Joe Dorame, Robert Blum
602-889-9700
chyr@lythampartners.com

Chyron Corporation
Jerry Kieliszak
Sr. Vice President & Chief Financial Officer
631-845-2000
JerryK@Chyron.com